Exhibit 99.1

STORE Capital Announces First Quarter 2015 Operating Results

Raises 2015 Guidance Based on Higher Expected Real Estate Acquisition Volume

SCOTTSDALE, Ariz., May 14, 2015 — STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced operating results for the first quarter ended March 31, 2015.

Highlights

For the quarter ended March 31, 2015:

•                  Total revenues of $61.5 million

•                  Net income per share of common stock of $0.15 (basic and diluted)

•                  AFFO of $39.5 million

•                  AFFO of $0.34 per common share (basic and diluted)

•                  Declared a regular quarterly cash dividend per common share of $0.25

•                  Invested $291.5 million in 126 properties at an initial weighted average cap rate of 8.3%

Management Commentary

“We continued to strengthen and diversify our investment portfolio during the first quarter of 2015 and our robust rate of acquisition activity year-to-date surpassed our expectations,” said Christopher H. Volk, President and Chief Executive Officer of STORE Capital.  “We originated $291.5 million of gross investments, bringing our portfolio to 1,073 property locations across 69 industries as of March 31, 2015.

“We matched our continued investment momentum by closing on a long-term debt issuance subsequent to the first quarter-end.  This $365 million A+ rated securitization was our sixth note issuance under the STORE Master Funding debt program, our proprietary investment vehicle.  Between this A+ rated long-term debt conduit, our unsecured short-term credit facilities and over $1 billion in unencumbered assets, we continue to maintain an efficient capital structure that can provide us with access to long-term, low-cost capital.

“Our pipeline of investment opportunities is as strong as ever, and based on this outlook, today we are increasing our guidance on real estate acquisition volume for 2015 to approximately $1 billion,” Volk continued.  “We are pleased with our outstanding results for the first quarter, and as a REIT that is also a growth company, we believe we are well positioned for strong and sustainable performance in 2015 and over the long term.”

Financial Results

Total Revenues

Total revenues were $61.5 million for the first quarter of 2015, an increase of 56.3% from $39.3 million for the first quarter of 2014.  The increase was driven primarily by the growth in the size of STORE Capital’s real estate investment portfolio, which grew from $2.0 billion in gross investment amount representing 701 property locations at March 31, 2014 to $3.1 billion in gross investment amount representing 1,073 property locations at March 31, 2015.

Net Income

Net income increased to $17.1 million, or $0.15 per basic and diluted share, for the first quarter of 2015 compared to $9.5 million in net income, or $0.15 per basic and diluted share, for the first quarter of 2014.  The increase in net income was primarily due to additional rental revenues and interest income generated by the growth in the size of STORE Capital’s real estate investment portfolio.  Net income for the first quarter of 2015 includes a $1.0 million provision for impairment of real estate.  Net income for the first quarter of 2014 includes a $0.7 million gain on the sale of one property.

Adjusted Funds from Operations (AFFO)

AFFO increased 80.7% to $39.5 million, or $0.34 per basic and diluted share, for the first quarter of 2015, compared to AFFO of $21.9 million, or $0.34 per basic and diluted share, for the first quarter of 2014.  The increase in AFFO between years was driven by the growth in the Company’s real estate investment portfolio.  Weighted average shares used in the calculation of both basic and diluted per share amounts were 114.6 million shares and 63.0 million shares for the quarters ended March 31, 2015 and 2014, respectively.

Dividend Information

As previously announced, STORE Capital declared a regular quarterly cash dividend per common share of $0.25 for the first quarter ended March 31, 2015. This dividend, totaling $28.8 million, was paid on April 15, 2015 to stockholders of record on March 31, 2015.

Real Estate Portfolio Highlights

Investment Activity

The Company originated $291.5 million of gross investments representing 126 property locations during the first quarter of 2015. These investments had an initial weighted average cap rate of 8.3%.

Portfolio

At March 31, 2015, STORE Capital’s real estate portfolio totaled $3.1 billion representing 1,073 property locations, substantially all of which are profit centers for the Company’s customers. Approximately 95% of the portfolio represents commercial real estate properties subject to long-term leases, 5% represents mortgage loans and direct financing receivables primarily on commercial real estate buildings (located on land the Company owns and leases to its customers) and a nominal amount represents loans receivable secured by the tenants’ other assets.  As of March 31, 2015, the portfolio’s annualized base rent and interest (based on rates in effect on March 31, 2015 for all lease and loan contracts) totaled $263.1 million. The weighted average non-cancellable remaining term of the leases at March 31, 2015 was approximately 15 years.

The Company’s customers operate their businesses across 227 brand names, or concepts, and no single concept represented more than 3.5% of the Company’s annualized base rent and interest as of March 31, 2015.

Portfolio At A Glance — As of March 31, 2015
Investment property locations	1,073
Customers	246
Industries in which customers operate	69
States	46
Proportion of portfolio from direct origination	~75%
Weighted average annual lease escalation(1)	1.7%
Weighted average remaining lease contract term	~15 years
Occupancy(2)	100%
# of properties not currently operating but subject to a lease(3)	4
# of investment locations subject to a ground lease	8
% of investment portfolio subject to NNN leases (based on annualized base rent and interest)	97%
% of investment portfolio subject to master leases (based on annualized base rent and interest)(4)	73%
Average investment amount/replacement cost (new)(5)	82%
% of investment locations providing unit-level financial reporting	97%
Median unit fixed charge coverage ratio/4-Wall coverage ratio(6)	1.95x/2.39x
Proportion of investment contracts rated investment grade(7)	~76%

(1)         Represents the weighted average annual escalation rate of the entire portfolio as if the escalations in all leases were expressed on an annual basis and assumes the contracts that increase based on changes in CPI increase at the minimum of the stated fixed percentage in the contract.

(2)         The Company defines occupancy as a property being subject to a lease or loan contract.

(3)         Represents the number of the Company’s investment locations that have been closed by the tenant but remain subject to a lease.

(4)         Percentage of investment portfolio in multiple properties with a single customer subject to master leases. Based on annualized base rent and interest, 86% of the investment portfolio involves multiple properties with a single customer, whether or not subject to a master lease.

(5)         Represents the ratio of purchase price to replacement cost (new) at acquisition.

(6)         STORE Capital calculates a unit’s FCCR generally as the ratio of (i) the unit’s EBITDAR, less a standardized corporate overhead expense based on estimated industry standards, to (ii) the unit’s total fixed charges, which are its lease expense, interest expense and scheduled principal payments on indebtedness. The 4-Wall coverage ratio refers to a unit’s FCCR before taking into account standardized corporate overhead expense.

(7)         The Company measures the credit quality of its portfolio on a contract-by-contract basis using the STORE Score, which is a risk measure reflective of both the credit risk of its tenants and the profitability of the operations at the properties.  As of March 31, 2015, STORE Capital’s tenants had a weighted average tenant credit profile of approximately ‘Ba3’ as measured by the Moody’s Analytics RiskCalc rating scale. However, considering the profitability of the operations at its properties and STORE’s assessment of the likelihood the tenants choose to continue to operate at the properties in the event of their insolvency, the credit quality of its contracts, or STORE Score, is enhanced to a weighted average rating of approximately ‘Ba1’.

Capital Transactions

On April 8, 2015, the Company entered into a four-month (including the one-month extension option), $50 million unsecured loan facility with a bank as a temporary supplement to borrowing capacity under its unsecured revolving credit facility.  Borrowings under this loan facility will generally bear interest at one-month LIBOR plus 2.00%.

On April 16, 2015, the Company’s consolidated special purpose entities issued an additional series of STORE Master Funding net-lease mortgage notes consisting of $365.0 million of Class A notes and $30.0 million of Class B notes.  The Class A notes are segregated into two tranches:  $95.0 million of seven-year notes with an interest rate of 3.75% and $270.0 million of ten-year notes with an interest rate of 4.17%.  The Class B notes were retained by the Company.

2015 AFFO Guidance

STORE Capital is raising its expectations for 2015 AFFO per share from a range of $1.33 to $1.39 to a range of $1.34 to $1.40, based on projected 2015 annual real estate acquisition volume of approximately $1 billion. This AFFO per share guidance equates to anticipated net income of $0.56 to $0.59 per share plus $0.68 to $0.71 per share of expected real estate depreciation and amortization plus approximately $0.10 per share related to noncash items and real estate transaction costs. AFFO per share is sensitive to the timing and amount of real estate acquisitions during the year, as well as to the spread achieved between the lease rates on new acquisitions and the interest rates on borrowings used to finance those acquisitions.

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held this morning at 11:00 a.m. Eastern Time / 8:00 a.m. Scottsdale, Arizona Time, to discuss first quarter 2015 operating results and answer questions.

•                  Live conference call: 866-652-5200 (domestic) or 412-317-6060 (international)

•                  Conference call replay available through June 4, 2015: 877-344-7529(domestic) or 412-317-0088 (international)

•                  Replay access code: 10065016

•                  Live and archived webcast: http://ir.storecapital.com/webcasts

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is a leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in over 1,000 property locations, substantially all of which are profit centers, in 46 states. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Non-GAAP Financial Measures

FFO and AFFO

STORE Capital’s reported results are presented in accordance with U.S. generally accepted accounting principles, or GAAP. The Company also discloses Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, both of which are non-GAAP measures. Management believes these two non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or to cash flows from operations as reported on our statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income, excluding gains (or losses) from extraordinary items and sales of depreciable property, real estate impairment losses, and depreciation and amortization expense from real estate assets, including the pro rata share of such adjustments of unconsolidated subsidiaries.

To derive AFFO, the Company modifies the NAREIT computation of FFO to include other adjustments to GAAP net income related to non-cash revenues and expenses such as straight-line rents, amortization of deferred financing costs and stock-based compensation. In addition, in deriving AFFO, the Company excludes transaction costs associated with acquiring real estate subject to existing leases.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. Management believes that AFFO provides more useful information to investors and analysts because it modifies FFO to exclude additional non-cash revenues and expenses such as straight-line rents, amortization of deferred financing costs and stock-based compensation as such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. Additionally, in deriving AFFO, the Company excludes transaction costs associated with acquiring real estate subject to existing leases. The Company views transaction costs to be a part of the investment in the real estate it acquires, similar to the treatment of acquisition and closing costs on sale-leaseback transactions, which are capitalized as a part of the investment in the asset. The Company believes that transaction costs are not an ongoing cost of the portfolio in place at the end of each reporting period and, for these reasons, the portion expensed is added back when computing AFFO.  As a result, the Company believes AFFO to be a more meaningful measurement of ongoing performance that allows for greater performance comparability.  Therefore, the Company discloses both FFO and AFFO and reconciles them to the most appropriate GAAP performance metric, which is net income.  STORE Capital’s FFO and AFFO may not be comparable to similarly titled measures employed by other companies.

Media and Investor Contacts:

Financial Profiles, Inc.

Moira Conlon, 310-622-8220

Beth Sackovich, 310-622-8237

STORECapital@finprofiles.com

Financial tables begin on following page —

STORE Capital Corporation
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

	Three months ended March 31,
	2015	2014
	(unaudited)
Revenues:
Rental revenues	$58,838	$37,534
Interest income on loans and direct financing receivables	2,598	1,790
Other income	23	5
Total revenues	61,459	39,329

Expenses:
Interest	17,229	14,405
Transaction costs	259	398
Property costs	295	37
General and administrative	6,635	4,183
Depreciation and amortization	18,892	11,561
Provision for impairment of real estate	1,000	—
Total expenses	44,310	30,584

Income from continuing operations before income taxes	17,149	8,745
Income tax expense	83	52
Income from continuing operations	17,066	8,693
Income from discontinued operations, net of tax	—	846
Net income	$17,066	$9,539

Net income per share of common stock - basic and diluted:
Continuing operations	$0.15	$0.14
Net income	$0.15	$0.15

Weighted average common shares outstanding — basic and diluted:	114,633,300	63,025,215

Dividends declared per common share	$0.2500	$0.2395

STORE Capital Corporation
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 31, 2015	December 31, 2014
	(unaudited)	(audited)
Assets
Investments:
Real estate investments:
Land and improvements	$913,149	$843,843
Buildings and improvements	1,960,169	1,790,530
Intangible lease assets	69,589	60,184
Total real estate investments	2,942,907	2,694,557
Less accumulated depreciation and amortization	(117,106)	(98,671)
	2,825,801	2,595,886
Real estate investments held for sale, net	6,809	—
Loans and direct financing receivables	145,850	111,354
Net investments	2,978,460	2,707,240
Cash and cash equivalents	30,324	136,313
Deferred costs, net	36,385	37,136
Other assets	20,684	32,923
Total assets	$3,065,853	$2,913,612

Liabilities and stockholders’ equity
Liabilities:
Credit facility	$162,000	$—
Non-recourse debt obligations of consolidated special purpose entities, net	1,279,220	1,284,151
Dividends payable	28,822	13,123
Accounts payable and accrued expenses	21,067	30,486
Other liabilities	3,044	3,168
Total liabilities	1,494,153	1,330,928

Stockholders’ equity:
Common stock, $0.01 par value per share, 375,000,000 shares authorized, 115,289,827 and 115,212,541 shares issued and outstanding, respectively	1,153	1,152
Capital in excess of par value	1,637,124	1,636,203
Distributions in excess of retained earnings	(66,160)	(54,405)
Accumulated other comprehensive loss	(417)	(266)
Total stockholders’ equity	1,571,700	1,582,684
Total liabilities and stockholders’ equity	$3,065,853	$2,913,612

STORE Capital Corporation
Reconciliations of Non-GAAP Financial Measures

(In thousands, except per share data)

Funds from Operations and Adjusted Funds from Operations

	Three months ended March 31,
	2015	2014
	(unaudited)
Net income	$17,066	$9,539
Depreciation and amortization of real estate assets	18,810	11,491
Provision for impairment of real estate	1,000	—
Gain on dispositions of real estate	—	(743)
Funds from Operations	36,876	20,287

Adjustments:
Straight-line rental revenue, net	(108)	(616)
Transaction costs	259	398
Non-cash equity-based compensation	897	373
Non-cash interest expense	1,397	1,334
Amortization of lease-related intangibles and costs	220	109
Adjusted Funds from Operations	$39,541	$21,885

Dividends declared to common stockholders	$28,822	$15,140

Net income per share of common stock:
Basic and Diluted (1)	$0.15	$0.15
FFO per share of common stock:
Basic and Diluted (1)	$0.32	$0.32
AFFO per share of common stock:
Basic and Diluted (1)	$0.34	$0.34

(1)         Under the two class method, earnings attributable to unvested restricted stock are deducted from earnings in the computation of per share amounts where applicable.

STORE Capital Corporation

Investment Portfolio

March 31, 2015

Diversification by Customer

STORE Capital has a diverse customer base. At March 31, 2015, the Company’s 1,073 property locations were operated by 246 customers. No single customer represented more than 3.5% of annualized base rent and interest and the top ten customers totaled less than 19% of annualized base rent and interest. The following table identifies STORE Capital’s ten largest customers as of March 31, 2015(1):

Customer	% of Annualized Base Rent and Interest (2)	Number of Properties
Gander Mountain Company	3.22%	12
SMH Theatres, Inc.	2.74	10
O’Charley’s LLC	2.16	30
Sailormen, Inc.	1.72	41
FreedomRoads, LLC	1.67	8
Rainbow Early Education Holding, LLC	1.54	34
Heald College, LLC (1)	1.38	5
Conn’s, Inc.	1.35	7
RMH Franchise Holdings, Inc.	1.34	17
Hill Country Holdings, LLC	1.32	6
All other customers (236 customers)	81.56	903
Total	100.00%	1,073

(1)         Subsequent to March 31, 2015, we terminated our two leases with Heald College, LLC (Heald); as a result, Heald is no longer one of our top ten customers.

(2)         Represents the percentage of base rent and interest, annualized based on rates in effect on March 31, 2015 for all leases, loans and direct financing receivables in place as of that date.

Diversification by Concept

STORE Capital’s customers operate their businesses under a wide range of brand names or business concepts. Of the 227 concepts represented in the Company’s investment portfolio as of March 31, 2015, no single concept was larger than 3.5% of annualized base rent and interest and the top ten concepts totaled less than 23% of annualized base rent and interest. The following table identifies the top ten customer business concepts as of March 31, 2015:

Customer Business Concept	% of Annualized Base Rent and Interest (1)	Number of Properties
Ashley Furniture HomeStore	3.28%	17
Gander Mountain	3.22	12
Applebee’s	2.74	36
Popeyes Louisiana Kitchen	2.29	57
Starplex Cinemas	2.27	8
O’Charley’s	2.16	30
KFC	1.67	51
FreedomRoads	1.67	8
Rainbow Child Care Center	1.54	34
Captain D’s	1.44	58
All other concepts (217 concepts)	77.72	762
	100.00%	1,073

(1)                                 Represents the percentage of base rent and interest, annualized based on rates in effect on March 31, 2015 for all leases, loans and direct financing receivables in place as of that date.

Diversification by Industry

The business concepts of STORE Capital’s customers are diversified across 69 industries within the service, retail and industrial sectors of the U.S. economy.  The following table summarizes those industries as of March 31, 2015:

Customer Industry	% of Annualized Base Rent and Interest (1)	Number of Properties	Building Square Footage (in thousands)
Service:
Restaurants — full service	16.90%	235	1,685
Restaurants — limited service	10.72	305	896
Health clubs	7.80	44	1,447
Early childhood education centers	7.62	121	1,209
Movie theaters	6.76	27	1,017
Colleges and professional schools	2.96	6	466
Junior colleges	2.53	10	709
Family entertainment centers	1.84	6	336
All other service industries (27 industries)	17.28	162	3,776
Total service	74.41	916	11,541
Retail:
Furniture stores	4.00	22	1,037
Sporting goods stores	3.80	15	983
All other retail industries (10 industries)	7.16	53	2,442
Total retail	14.96	90	4,462
Industrial:
Total industrial (22 industries)	10.63	67	6,772
Total	100.00%	1,073	22,775

(1)                                 Represents the percentage of base rent and interest, annualized based on rates in effect on March 31, 2015 for all leases, loans and direct financing receivables in place as of that date.

Diversification by Geography

STORE Capital’s portfolio is also highly diversified by geography, as the Company’s 1,073 property locations can be found in 46 of the 50 states (excluding Alaska, Delaware, Hawaii and Rhode Island). The following table details the top ten geographical locations of the properties as of March 31, 2015:

State	% of Annualized Base Rent and Interest (1)	Number of Properties
Texas	12.89%	84
Illinois	6.41	53
Tennessee	5.88	70
Georgia	5.68	76
California	4.97	19
Florida	4.69	62
Ohio	4.55	61
Arizona	4.34	36
Pennsylvania	4.01	20
North Carolina	3.85	75
All other (36 states) (2)	42.73	517
	100.00%	1,073

(1)         Represents the percentage of base rent and interest, annualized based on rates in effect on March 31, 2015 for all leases, loans and direct financing receivables in place as of that date.

(2)         Includes one property in Ontario, Canada which represents less than 0.2% of annualized base rent and interest.

Lease Expirations

The Company focuses on long-term, triple-net leases with built-in lease escalators and uses master leases, where appropriate. As of March 31, 2015, 97% of the Company’s investment portfolio was subject to a triple-net lease. Where the Company owns multiple properties leased to a single customer, 73% of this portion of the investment portfolio was subject to a master lease. Leases and loans representing less than 10% of the annualized base rent and interest will expire in the next ten years (before 2025). The following table sets forth the schedule of lease, loan and direct financing receivable expirations as of March 31, 2015:

Year of Lease Expiration or Loan Maturity (1)	% of Annualized Base Rent and Interest (2)	Number of Properties
Remainder of 2015	0.30%	4
2016	—	—
2017	0.37	4
2018	0.39	2
2019	0.88	6
2020	0.72	3
2021	1.11	4
2022	0.38	4
2023	3.35	38
2024	2.27	19
2025	2.52	14
2026	3.42	30
2027	9.07	63
2028	14.76	119
2029	17.58	195
2030	3.23	38
Thereafter	39.65	530
Total	100.00%	1,073

(1)                                 Expiration year of contracts in place as of March 31, 2015 and excludes any tenant renewal option periods.

(2)                                 Represents the percentage of base rent and interest, annualized based on rates in effect on March 31, 2015 for all leases, loans and direct financing receivables in place as of that date.